Exhibit 10.2
First Amendment To
Purchase and Sale Agreement
And Joint Escrow Instructions
(FATCO Escrow No. NCS-400123-PHX)
     This First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions (this “Amendment”), is dated as of July 28, 2009 is by and between AZPRO DEVELOPMENTS, INC., an Arizona corporation (“Seller”), and SPT AZ LAND HOLDINGS, LLC, a Delaware limited liability company, as successor-in-interest to Shopoff Advisors, L.P., a Delaware limited partnership (“Buyer”), and constitutes an amendment to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated June 29, 2009 entered into by and between the parties (the “Agreement”). Capitalized terms used herein shall have the meanings given them in the Agreement, unless otherwise defined herein.
The Agreement is hereby amended as follows:
1. Buyer is concurrently herewith depositing additional funds into Escrow such that Buyer’s deposit shall total $150,000.00, which is authorized to be released to Seller upon mutual execution and delivery of this Amendment. Buyer hereby removes all contingencies other than closing conditions contained in Section 10 of the Agreement.
2. Paragraph 3.d of the Agreement is revised to provide for payment of Two Million Dollars ($2,000,000.00) of the Purchase Price by execution and delivery of (a) a Secured Promissory Note in the form attached hereto as Exhibit “A”, and (b) a notarized Deed of Trust and Assignment of Rents in a standard title company form customarily used in the State of Arizona by the Title Company, as approved by the parties; provided, the Deed of Trust shall contain a due-on-sale/due-on-encumbrance clause consistent with the due-on-sale/due-on-encumbrance clause contained in the Secured Promissory Note. The remaining $850,000.00 of the Purchase Price shall be deposited in cash prior to the Close of Escrow (such that the entire cash portion of the Purchase Price is $1,000.000.00). Title Company is authorized and instructed by Buyer to issue Seller at Closing a 2006 ALTA Extended Lender’s Policy of Title Insurance in the amount of $2,000,000 insuring the Deed of Trust as a valid and enforceable first lien against title to the Property subject only to Schedule B Exceptions 1 (all assessments due and payable have been paid), 2, 3 (all assessments due and payable have been paid), 4 through 27 and 30 of First American Title Insurance Company Commitment No. NCS-400123-PHX1 (Effective Date: June 2, 2009) and containing the following endorsements: patent (insuring against loss or damage to existing and future buildings and other improvements), water rights (insuring against loss or damage to existing and future buildings and other improvements), access, separate tax parcel, environmental, deletion of creditors’ rights exclusion, lender’s comprehensive (CLTA 100 or its equivalent), and contiguity. Buyer shall pay the cost of such title policy.
3. Buyer has assigned its rights under this agreement to its affiliate, SPT AZ Land Holdings, LLC, a Delaware limited liability company; Seller hereby approves said assignment and recognizes such party as the Buyer. Buyer represents that it is a single asset entity formed for the sole purpose of acquiring the Property, that it does not presently own any assets and that it will not acquire any assets other than the Property while the Secured Promissory Note remains outstanding.

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4. The Close of Escrow shall occur on or before Friday, July 31, 2009.
5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
All other terms and condition of the Agreement remain unmodified and in full force and effect.
[SIGNATURE PAGE FOLLOWS SEPARATELY]

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions as of the date first above written.

SELLER:	AZPRO DEVELOPMENTS, INC., an Arizona corporation
	By:	/s/ Terry Johnson
		Name:	Terry Johnson
		Title:	President

BUYER:	SPT AZ LAND HOLDINGS, LLC, a Delaware limited liability company
	By:	SHOPOFF PARTNERS, L.P., a Delaware limited
partnership, sole member

By:	Shopoff General Partner, LLC, a Delaware limited liability company, general partner

By:	Shopoff Properties Trust, Inc., a
Maryland corporation, manager

By:	/s/ William A. Shopoff
William A. Shopoff,
President and CEO

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Exhibit “A”
(Form of Promissory Note)
SECURED PROMISSORY NOTE

$2,000,000.00	July ___, 2009	Irvine, California
          FOR VALUE RECEIVED, the undersigned (herein referred to as “Maker”), promises to pay to the order of AZPRO DEVELOPMENTS, INC., an Arizona corporation, its successors or assigns or any subsequent holder of this Note (hereinafter sometimes collectively referred to as “Payee”), c/o The Johnson Group 25455 0 32 Avenue, Aldergrove, British Columbia, V4W 2A2 Canada, or at such other place as Payee may designate in writing, the principal sum of Two Million Dollars ($2,000,000.00), with interest thereon as set forth below.
          Interest shall accrue from the date of this Note on the principal outstanding at a rate of six percent (6.00%) per annum. Interest shall be computed on the basis of a 365-day year. Payments of interest only shall be made quarterly in arrears on November 1, 2009, February 1, 2010 and May 1, 2010. On July 31, 2010 (the “Maturity Date”), the entire outstanding balance of principal under this Note and all unpaid interest thereon shall be due and payable in full.
          All payments under this Note shall be payable in lawful money of the United States of America without offset or deduction of any kind. Payment by check shall be credited only when collected by Payee, and payment by wire transfer or other means shall be credited only when actually received by Payee. All payments made hereunder shall be applied first to any expenses, premiums, penalties, or fees due hereunder, next to unpaid interest due hereunder, and last to any unpaid principal due or outstanding.
          Maker may prepay in whole or in part the principal amount outstanding under this Note, together with accrued and unpaid interest thereon computed to the date of prepayment and any sums owing to Payee hereunder, without penalty or premium.
          Upon the failure of Maker to pay any installment of interest under this Note by the fifth (5th) day after the due date of such payment, Payee shall have the right to assess a late fee equal to ten percent (10%) of the amount that is delinquent. Further, if an interest payment is not made by the first (5th) day after the due date of such payment, or the principal is not paid upon the Maturity Date, then the interest rate on the entire principal amount outstanding under this Note shall adjust to twelve percent (12%) per annum (“Default Rate”), from the date the delinquent payment was first due (or with respect to the repayment of principal from the Maturity Date) until the delinquent payment has been made.
          If this Note is not paid on or before the Maturity Date or by acceleration as herein below provided, subject to the limitations set forth below, Maker promises to pay all costs of collection and all expenses incurred for the protection of or realization upon any collateral securing this Note; such costs and expenses shall include, without limitation, all costs, expenses and attorneys’ fees incurred by Payee in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving any person or entity liable for

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the payment of this Note or having rights in any collateral securing payment of this Note. Maker further promises to pay all costs, expenses and attorneys’ fees incurred by Payee in connection with any default hereunder and in any proceeding brought to enforce any of the provisions of this Note. All such sums shall bear interest from the date incurred by Payee until paid at the Default Rate set forth hereinabove.
          Should interest under this Note or any fees, expenses or any other sums owing to Payee not be paid in full when due, the amount thereof shall be added to the principal amount outstanding under this Note and thereafter shall bear like interest as principal.
          Each of the following shall constitute an event of default (“Event of Default”) under this Note and the Deed of Trust:
          Payment Default. Maker fails to make any payment when due under this Note or the Deed of Trust and Maker fails to remedy such default within five (5) days after the due date of such payment.
          Other Defaults. Maker fails to comply with or to perform any non- monetary term, obligation, covenant or condition contained in this Note or the Deed of Trust, and such failure is not remedied within thirty (30) days from receipt by Maker of written notice of default from Payee, provided if such failure cannot be remedied within thirty (30) days, Maker shall be entitled to a reasonable period of time to cure or remedy such failure provided Maker commences the cure or remedy thereof within the thirty (30) day period following the receipt of the default notice and thereafter proceeds with diligence to complete such cure or remedy.
          Upon the occurrence of an Event of Default hereunder, the entire unpaid principal balance and all other amounts and payments due hereunder shall immediately be due and payable, without notice or demand, and Payee may pursue all rights and remedies available to Payee under this Note and the Deed of Trust, or at law or in equity. The rights and remedies of Payee as provided in this Note and the Deed of Trust shall be cumulative and concurrent, and may be pursued singly, successively, or together against Maker, and any other funds, property or security held by Payee for payment hereof or otherwise at the sole, absolute, uncontrolled discretion of Payee. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or the right to exercise them at any later time.
          Upon the happening of any Event of Default hereunder which may be cured by payment of money, Payee shall have the right, but not the obligation, and without limitation as to any other rights or remedies of Payee, to make such payment from its own funds on Maker’s behalf. The making by Payee of such payment from its own funds shall not be deemed to cure such default hereunder by Maker. If Payee advances its own funds for such purposes, such funds shall be considered additional advances under this Note and shall be secured by security instruments securing this Note. Maker shall immediately upon demand reimburse Payee for any such advances, with interest thereon at the Default Rate set forth hereinabove from the date of such advance until the date of reimbursement.

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          Maker waives presentment, protest and demand, notice of protest, demand and of dishonor and non-payment of this Note, waive the right to plead any and all statutes of limitation as a defense to any demand under this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker.
          No previous waiver and no failure or delay in acting by Payee with respect to any of the terms hereof or of any instrument securing payment of this Note shall constitute a waiver of any breach, default or failure of condition under this Note or any instrument securing payment hereof. The acceptance by Payee of any payments under this Note in an amount less than the amount due and owing or after the date that such payment is due shall not constitute a waiver of the right to require prompt and full payment when due of future or succeeding payments or to declare a default as herein provided.
          This Note is to be governed by, construed in, and enforced accordance with, the laws of the State of Arizona. Time is of the essence with regard to each and every term, covenant, provision and condition of this Note.
          Maker hereby submits to jurisdiction and venue in Maricopa County, Arizona, and agrees that any and all litigation or arbitration proceedings shall be maintained in the City of Phoenix, Maricopa County, Arizona. Without limiting the generality of the foregoing, Maker hereby waives and agrees not to assert by way of motion, defense, or otherwise in such suit, action or proceeding any claim that Maker is not personally subject to the jurisdiction of the courts of the State of Arizona, in the City of Phoenix, Maricopa County, Arizona, and the United District Court for the State of Arizona, that such suit, action or proceeding is brought in an inconvenient forum or that venue of such suit, action or proceeding is improper.
          This Note is secured by, among other things, a Deed of Trust with Assignment of Rents (“Deed of Trust”) of even date herewith which shall encumber certain real property located in the Town of Buckeye, Maricopa County, Arizona (the “Property”). Notwithstanding any other provision in this Note to the contrary, Maker shall not be personally liable for the repayment of the amounts due under this Note, and Payee’s recourse shall be limited to exercising its rights against the property secured by said Deed of Trust.
          Maker agrees the Property shall not be sold, conveyed, transferred, further encumbered or disposed of, in whole or in part, without the prior written consent of Payee, in Payee’s sole and absolute discretion. Any transfer of a material interest (i.e., more than 50%) in Maker without the prior written consent of Payee shall also be considered a transfer of the Property in violation of this restriction and a breach hereof. Any transaction in violation of the above restrictions shall cause the then outstanding principal balance and unpaid interest thereon and other sums secured by the Deed of Trust, at the option of Payee, to immediately become due and payable.

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IN WITNESS WEREOF, the undersigned has executed this Note as of the date first set forth above.

SPT AZ LAND HOLDINGS, LLC, a Delaware limited liability company
By:	SHOPOFF PARTNERS, L.P., a Delaware limited
partnership, sole member

By:	Shopoff General Partner, LLC, a Delaware
limited liability company, general partner

By:	Shopoff Properties Trust, Inc., a
Maryland corporation, manager

By:
William A. Shopoff,
President and CEO

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